Exhibit 10.12
EXECUTIVE EMPLOYMENT AGREEMENT
     This Executive Employment Agreement (this “Agreement”) is made this 21st day of May, 2010 (the “Effective Date”), by and between MOLYCORP, INC., a Delaware corporation (“Employer”) and James S. Allen (“Executive”). The Employer and the Executive are referred to below individually as a “Party” and collectively as the “Parties.”
WITNESSETH:
     WHEREAS, the Executive agrees to be employed by the Employer upon and subject to the terms herein provided; and
     WHEREAS, the Employer agrees to employ the Executive upon and subject to the terms herein provided.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and agreements contained herein, the legal sufficiency of which is acknowledged by the Parties, and intending to be legally bound, the Parties agree as follows:
     1. Employment. The Employer shall employ the Executive, and the Executive accepts employment with the Employer, upon the terms and conditions set forth in this Agreement for a period of time beginning on the date hereof and ending as provided in Section 4 (the “Employment Period”). Notwithstanding anything in this Agreement to the contrary, the Executive will be an at-will employee of the Employer and the Executive or the Employer may terminate the Executive’s employment with the Employer for any reason or no reason at any time.
     2. Office and Duties. The Executive shall serve as, and have the title of, Chief Financial Officer and shall report to, and be subject to the power and authority of, the Chief Executive Officer. The Executive shall manage the affairs of the Employer and have the duties, responsibilities and authority of a Chief Financial Officer. The Executive shall perform such tasks commensurate with this position as may from time to time be defined or assigned by the Chief Executive Officer. The Executive shall devote all business time, labor, skill, undivided attention and best ability to the performance of the Executive’s duties hereunder in a manner which will faithfully and diligently further the business and interests of the Employer. During the Employment Period, the Executive shall not directly or indirectly pursue any other business activity without the prior written consent of the Board, except as permitted under Section 7(f) of this Agreement. The Executive further agrees to travel to whatever extent is reasonably necessary in the conduct of the Employer’s business, at the Employer’s expense.
     3. Compensation and Benefits.
     (a) The Employer will pay the Executive a base salary for services rendered under this Agreement at a rate of not less than $200,000 per year, payable in accordance with Employer’s standard payroll practices, subject to such payroll and withholding deductions as are required by law or authorized by the Executive. The Executive shall be eligible for increases in base salary at the sole discretion of the Employer.

     (b) The Executive shall be entitled to participate in the employee benefit plans (such as medical and dental insurance, disability, life insurance, 401k and sick pay) offered to substantially all of the employees of the Employer. In addition, the Executive will be eligible for the Employer’s Management Incentive Plan, which is a nonqualified deferred compensation plan to which the Employer may make contributions and the Executive may elect to make deferral contributions from his base salary and bonus, if any. Employer contributions to the Management Incentive Plan are discretionary and subject to annual Board approval.
     (c) The Executive shall be eligible for such bonus plans and long-term equity or cash incentive compensation plans for the Employer’s officers and directors as the Board may establish from time to time, which will be based on the achievement and satisfaction of goals and objectives established by the Board.
     (d) The Employer shall reimburse the Executive for all reasonable and actual out-of-pocket costs and expenses, including reasonable travel and business entertainment expenses, incurred by him in the course of performing his duties under this Agreement, subject in all instances to the Employer’s reimbursement policies and requirements applicable to all employees with respect to reporting and documentation of such expenses, including, without limitation, the timely submittal of receipts, invoices and documentation supporting all such costs and expenses.
     (e) The Executive shall be entitled to 200 hours (25) days paid vacation during each 12-month period worked, commencing on the date hereof. A maximum of 10 days of accrued but unused vacation may be carried over from one year to the next year; any accrued but unused vacation time not carried over will be waived and will not be deemed earned pursuant to C.R.S. §8-4-101 et seq. The Executive will keep the Board apprised of dates for planned vacation.
     4. Employment Period. Unless renewed in writing by the mutual agreement of the Employer and the Executive, the Employment Period shall be for the period beginning on the date of this Agreement and ending on June 1, 2013; provided, however, that (i) the Employment Period shall terminate prior to such date upon the Executive’s resignation, death or Disability (as defined below) and (ii) the Employment Period may be terminated by the Employer at any time prior to such date for Cause (as defined below) or without Cause.
     5. Termination of Employment.
     (a) If the Employer terminates the Executive’s employment as a result of the Executive’s death or the Executive’s disability or for Cause (as defined below), the Employer will pay the Executive’s accrued salary, benefits and vacation, including the then unused accrued vacation, up to and including the date of termination. Thereafter, the Employer will have no further obligations to the Executive under this Agreement. For purposes of this Agreement, “Cause” is defined as: (1) the Executive’s misconduct, malfeasance, or negligence relative to the Executives duties or the Employer’s business; (2) the Executive’s failure or refusal to perform the services required or as requested by the Board and or the Chief Executive Officer, or the Executive’s refusal to carry out or perform proper directions or instructions from the Board and or the Chief Executive Officer with respect to the services rendered hereunder; (3) the Executive’s conviction of a crime that either results in a sentence of imprisonment or involves theft, embezzlement, dishonesty or breach of securities or financial laws or regulations; (4) activities by the Executive that are injurious to the Employer, its affiliates or its or their reputation; or (5) any conduct constituting “cause” under applicable law. Whether Cause exists to justify the termination of this Agreement shall be determined by the Employer in its sole discretion.
     (b) If the Employer terminates the Executive’s employment without Cause or if the Executive terminates his employment for Good Reason (as defined below), the Employer will pay to the Executive (1) the Executive’s accrued salary and vacation, including the then unused accrued vacation, up to and including the date of termination and (2) the equivalent of one year of the Executive’s Base Salary, less applicable deductions and withholdings, pursuant to the Employer’s standard pay periods and practices; provided, however, that such payments shall be deemed severance pay and not wages. Such payment shall be made to the Executive as soon as administratively practicable after the termination of the Executive’s employment without Cause or for Good Reason, but no later than two and one-half months after the last day of the calendar year in which the Executive’s employment is so terminated. It is expressly understood that the Employer’s payment obligations under this Section 5(b) shall cease in the event the Executive breaches any of the agreements in Sections 6 and 7 of this Agreement. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under this Section 5(b) unless (i) prior to the sixtieth (60th) day following the termination without Cause or termination for Good Reason, the Executive executes a release of all current or future claims, known or unknown, arising on or before the date of the release, against the Employer and its subsidiaries and the directors, officers, employees and affiliates of any of them, in a form approved by the Employer and (ii) any applicable revocation period has expired during such sixty-day period without the Executive revoking such release. Each payment under this Section 5(b) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended. Any payment payable pursuant to this Section 5(b) that is not made following the Executive’s termination without Cause or termination for Good Reason because the Executive has not executed the release described herein shall be paid to the Executive in a single lump sum on the first payroll date following the last day of any applicable revocation period after the Executive executes the release; provided that the Executive executes and does not revoke the release in accordance with the requirements set forth herein.
     For purposes of this Agreement, “Good Reason” is defined as: the Executive’s termination of his employment within the two-year period following a Change of Control (as such term is defined in Exhibit A to this Agreement) as a result of (i) any material diminution in the Executive’s authority, duties or responsibilities or (ii) a relocation of the Executive’s principal office to a location that is in excess of fifty (50) miles from its location as of the Effective Date. Notwithstanding the foregoing, no termination of employment by the Executive shall constitute a termination for “Good Reason” unless (A) the Executive gives the Employer notice of the existence of an event described in clause (i) or (ii) above within sixty (60) days following the occurrence thereof, (B) the Employer does not remedy such event within thirty (30) days of receiving the notice described in the preceding clause (A), and (C) the Executive terminates employment within five (5) days of the end of the cure period specified in clause (B), above.

     (c) If the Executive terminates his employment for any reason other than Good Reason, the Employer will pay the Executive’s accrued salary and vacation, including the then unused accrued vacation, up to and including the date of termination. Thereafter, the Employer will have no further obligations to the Executive under this Agreement. The Executive may resign upon not less than sixty (60) days prior written notice to the Employer, for any reason or no reason.
     6. Confidential Information Discoveries and Inventions; Work Made for Hire.
     (a) The Executive will keep in strict confidence, and will not, directly or indirectly, at any time, during or after the Executive’s employment with the Employer, disclose, furnish, disseminate, make available or, except in the course of performing the Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Employer or its customers or vendors, without limitation as to when or how the Executive may have acquired such information. Such confidential information shall include, without limitation, the Employer’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. The Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of the Executive and whether compiled by the Employer, and/or the Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Employer to maintain the secrecy of such information, that such information is the sole property of the Employer and that any retention and use of such information by the Executive during the Executive’s employment with the Employer (except in the course of performing the Executive’s duties and obligations to the Employer) or after the termination of the Executive’s employment shall constitute a misappropriation of the Employer’s trade secrets.
     (b) The Executive agrees that upon termination of the Executive’s employment with the Employer, for any reason, the Executive shall return to the Employer, in good condition, all property of the Employer, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 6(a) of this Agreement. In the event that such items are not so returned, the Employer will have the right to charge the Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.
     (c) The Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Employer, or (B) relates to the Employer’s actual or demonstrably anticipated research or development, or (C) results from any work performed by the Executive for the Employer, the Executive will assign to the Employer the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. The Executive has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that the Executive conceives and/or develops entirely on the Executive’s own time without using the Employer’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either: (x) relates to the business of the Employer, or (y) relates to the Employer’s actual or demonstrably anticipated research or development, or (z) results from any work performed by the Executive for the Employer. The Executive agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Employer or relates to the Employer’s actual or demonstrably anticipated research or development which is conceived or suggested by the Executive, either solely or jointly with others, within one (1) year following termination of the Executive’s employment under this Agreement or any successor agreements shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Employer’s equipment, supplies, facilities, and/or trade secrets.
     (d) In order to determine the rights of the Executive and the Employer in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, the Executive agrees that during the Executive’s employment, and for one (1) year after termination of the Executive’s employment under this Agreement or any successor agreements the Executive will disclose immediately and fully to the Employer any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by the Executive solely or jointly with others. The Employer agrees to keep any such disclosures confidential. The Executive also agrees to record descriptions of all work in the manner directed by the Employer and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Employer. The Executive agrees that at the request of and without charge to the Employer, but at the Employer’s expense, the Executive will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Employer and will assign to the Employer any application for letters patent or for trademark registration made thereon, and to any commonlaw or statutory copyright therein; and that the Executive will do whatever may be necessary or desirable to enable the Employer to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Employer is unable, after reasonable effort, and in any event after ten business days, to secure the Executive’s signature on a written assignment to the Employer of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive irrevocably designates and appoints the General Counsel of the Employer as the Executive’s attorney-in-fact to act on the Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.
     (e) The Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by the Executive during the Executive’s employment with the Employer shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Employer. The item will recognize the Employer as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) Molycorp, Inc., All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.
     7. Non-Competition, Non-Solicitation.
     (a) For the purposes of this Agreement, “Competitive Conduct” shall be determined in good faith by the Employer and shall include any of the following conduct whether direct or indirect, on the Executive’s own behalf or on behalf of, or in conjunction with, any person, partnership, corporation, company or other entity;
     (A) owning, managing, operating, controlling, being employed by, participating in, engaging in, rendering any services for, assisting, having any financial interest in, permitting the Executive’s name to be used in connection with, or being connected in any manner with the ownership, management, operation, or control of any Competitor of the Employer or its affiliates. For the purposes of this Agreement, a “Competitor” is any person or entity that engages in the production of rare earth products, including, without limitation, rare earth oxides, metals, alloys and magnets;
     (B) consulting with, acting as an agent for, or otherwise assisting any Competitor to compete or prepare to compete with the Employer or its affiliates in any of the Employer’s or its affiliate’s existing or prospective businesses or activities;
     (C) interfering with the relationship between the Employer and any current or former employee or consultant of the Employer, including, without limitation, soliciting, inducing, enticing, hiring, employing, or attempting to solicit, induce, entice, hire, or employ any current or former employee or consultant of the Employer;
     (D) interfering or attempting to interfere with any transaction in which the Employer or any of its affiliates is involved or which was pending during the term of the Executive’s engagement with the Employer or at the date on which the Executive’s engagement with the Employer ends, including following the acquisition of the Mountain Pass Mine;
     (E) soliciting any of the Employer’s customers or prospective customers; and/or
     (F) soliciting, inducing, or attempting to induce any current or prospective customer, supplier or other business relation of the Employer or any of its affiliates to cease doing business with the Employer (or any subsidiary, member, parent or other affiliate of the Employer) or in any way interfering with the relationship between any such customer, supplier or business relation of the Employer or its affiliates.
     (b) The Executive shall not engage in Competitive Conduct for a period of two (2) years after termination (whether voluntary or involuntary) of the Executive’s employment with the Employer.
     (c) The Executive shall not engage in Competitive Conduct anywhere in the world.

     (d) The Executive acknowledges and agrees that the restrictive covenants in this Agreement are designed and intended to protect the Employer’s trade secrets. The Executive further agrees that the Employer operates in a world-wide, and not a local or regional, market, and the restrictive covenants in this Agreement are reasonable in duration and geographic scope and are reasonably necessary to protect the Employer’s legitimate business interests.
     (e) The Executive may serve as a non-executive director of another business or company if, and only if, the Executive concludes that such service will not interfere with his duties hereunder, the Executive refers such proposed service to the Board for approval, the Board determines that such service as a director is in the best interest of the Employer and the Board authorizes the Executive’s service as a director for such business or company.
     (f) The Employer acknowledges and agrees that the restrictions set forth in this Section 7 shall not limit or prohibit the Executive from engaging in passive investment activities and business-related, community service, charitable and social activities that do not interfere with the Executive’s performance of his duties or his obligations hereunder.
     (g) For purposes of Section 6 of this Agreement and this Section 7, the Employer shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Employer for which the Executive worked or had responsibility at the time of termination of his employment and at any time during the two (2) year period prior to such termination.
     (h) If it shall be judicially determined that the Executive has violated Section 7(b) of this Agreement, then the period applicable to each obligation that the Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.
     8. Communication of Contents of Agreement. While employed by the Employer and for two (2) years thereafter, the Executive will communicate the contents of Sections 6 and 7 of this Agreement to any person, firm, association, partnership, corporation or other entity thatthe Executive intends to be employed by, associated with, or represent.
     9. No Conflicts. The Executive represents and warrants that the Executive is not presently subject to any agreement with a Competitor or potential Competitor of the Employer, or to any other contract, oral or written, that could restrict or prevent the Executive from entering into this Agreement or performing his duties in full accord with this Agreement.
     10. Executive Representations and Warranties. The Executive hereby represents and warrants to the Employer that:
     (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party, or any judgment, order or decree to which the Executive is subject;
     (b) the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement, non-disclosure agreement or similar agreement with any other person or entity;

     (c) the Executive has read through the entirety of this Agreement, and prior to signing it, the Executive has been advised by independent legal counsel; and
     (d) upon the execution and delivery of this Agreement by the Employer and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms.
     11. Acknowledgments. The Executive acknowledges that the covenants contained in Sections 6 and 7, including those related to duration, geographic scope, and the scope of prohibited conduct, are reasonable and necessary to protect the legitimate interests of the Employer. The Executive acknowledges that the Executive is an executive and management level employee as referenced in, and governed by, C.R.S. 8-2-113(2)(d). The Executive further acknowledges that the covenants contained in Sections 6 and 7 are necessary to protect, and reasonably related to the protection of, the Employer’s trade secrets, to which the Executive will be exposed and with which the Executive will be entrusted.
     12. Equitable Remedies. The services to be rendered by the Executive and the Confidential Information entrusted to the Executive as a result of the Executive’s employment by the Employer are of a unique and special character, and any breach of Sections 6 and 7 will cause the Employer immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify. The Employer will be entitled to, in addition to all other remedies available to it, injunctive relief and specific performance to prevent a breach and to secure the enforcement of Sections 6 and 7. Injunctive relief may be granted immediately upon the commencement of any such action.
     13. Entire Agreement; Amendments. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter and supersedes, terminates, and replaces any prior or contemporaneous understandings or agreements. This Agreement may be amended, supplemented, waived, or terminated only by a written instrument duly executed by the Parties.
     14. Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.
     15. Severability. The covenants in this Agreement shall be construed as independent of one another, and as obligations distinct from one another and any other contract between the Executive and the Employer. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provisions hereof. It is the intention of the Parties that in the event any provision is held illegal, invalid or unenforceable, that such provision be limited so as to effect the intent of the Parties to the fullest extent permitted by applicable law. Any claim by the Executive against the Employer shall not constitute a defense to enforcement by the Employer of this Agreement.
     16. Survival. The provisions of Sections 6 and 7 are independent of, and survive after the termination of, the other portions of this Agreement.
     17. Notices. All notices, demands, waivers, consents, approvals, or other communications required hereunder shall be in writing and shall be deemed to have been given if delivered personally, if sent by telegram, telex or facsimile with confirmation of receipt, if sent by certified or registered mail, postage prepaid, return receipt requested, or if sent by same day or overnight courier service to the following addresses:
     If to the Employer, to:
Molycorp, Inc.
5619 Denver Tech Center Parkway
Suite 1000
Greenwood Village, Colorado 80111
Tel: 303-843-8040
Fax: 303-843-8082
     If to the Executive, to:
James S. Allen
c/o Molycorp, Inc.
5619 Denver Tech Center Parkway
Suite 1000
Greenwood Village, Colorado 80111
Tel: 303-843-8040
Fax: 303-843-8082
Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the Party entitled to receive such notice.
     18. Waiver. The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.
     19. Assignment. Other than as provided below, neither Party may assign any rights or delegate any of obligations hereunder without the prior written consent of the other Party, and such purported assignment or delegation shall be void; provided that the Employer may assign the Agreement to any entity that purchases the stock or assets of the Employer or any affiliate. This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the Parties and does not confer any rights on any other persons or entities.
     20. Governing Law. This agreement shall be construed and enforced in accordance with Colorado law, except for any Colorado conflict-of-law principle that might require the application of the laws of another jurisdiction.
     21. Choice of Forum. Any dispute arising from or relating to this Agreement shall be resolved in the District Court for the City and County of Denver or in the United States District Court for the District of Colorado.
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     IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates below:

EMPLOYER:		EXECUTIVE:

MOLYCORP, INC.

By:	/s/ Mark A. Smith	By:	/s/ James S. Allen

Name:	Mark A. Smith	Name:	James S. Allen
Title:	Chief Executive Officer	Title:	Chief Financial Officer
Date:	May 21, 2010	Date:	May 21, 2010

Exhibit A
For purposes of this Agreement:
     1. “Change of Control” shall mean that any other person or group (within the meaning of Rule 13d 1 under the Exchange Act) that, as of the date hereof, is not the “beneficial owner” (as defined in Rules 13 d-3 and 13 d-5 under the Exchange Act), directly or indirectly, of a Controlling interest in the Employer, becomes such a “beneficial owner,” or obtains the right, directly or indirectly, to elect a majority of the Board.
     2. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time, and any successor statute.
     3. “Control” shall mean (a) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting equity share capital of the Employer or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Employer, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a person shall be deemed to Control the Employer if it owns, directly or indirectly, a majority of the ownership or voting interests.